EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of up to 5,403,555 shares of common stock of the Company, issuable under the Sunesis Pharmaceuticals, Inc. 1998 Stock Plan, Sunesis Pharmaceuticals, Inc. 2001 Stock Plan, Sunesis Pharmaceuticals, Inc. 2005 Equity Incentive Award Plan and the Sunesis Pharmaceuticals, Inc. Employee Stock Purchase Plan of our report dated January 21, 2005, except as to Note 13 as to which the date is September 26, 2005 relating to the financial statements of Sunesis Pharmaceuticals, Inc. included in the Registration Statement of (Amendment No. 6 to Form S-1 No. 333-121646) filed by Sunesis Pharmaceuticals, Inc. on September 27, 2005.

/s/ Ernst & Young LLP
San Jose, California
September 26, 2005